Press Release

UnitedAuto Group, Inc.
2555 Telegraph Rd.
Bloomfield Hills MI 48302-0954

Contact:	Roger Penske	Jim Davidson	Tony Pordon
	Chairman	Executive VP – Finance	Vice President – Investor Relations
	248-648-2400	201-325-3303	248-648-2540
		jdavidson@unitedauto.com	tpordon@unitedauto.com

UNITEDAUTO REPORTS RECORD FOURTH QUARTER AND YEAR

Q4 Revenues Increase 18.4%

Q4 Income Increases 44.1% to $20.1 Million

Q4 Earnings Per Share Increases 41.2% to $0.48 Per Share

Q4 Same-Store Retail Revenues Increase 7.1%

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Full Year Earnings Per Share Increases 16.3% to $2.07

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Company to Raise $119.4 Million by Issuing 4,050,000 New Shares In Private Placement

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     BLOOMFIELD HILLS, MI, February 17, 2004 – United Auto Group, Inc. (NYSE: UAG), a FORTUNE 500 automotive specialty retailer, today announced record results for the fourth quarter and full year 2003, including double digit growth in revenues, income and earnings per share.

     Revenues for the fourth quarter increased 18.4% to a record $2.2 billion, driven by a 7.1% increase in same-store retail revenues. Importantly, the Company announced that same-store growth increased in each of its product lines, with new retail vehicle sales, used retail vehicle sales, service and parts sales, and finance and insurance revenues up 7.7%, 5.1%, 8.2% and 3.9%, respectively. Record income from continuing operations was $20.1 million and related earnings per share was $0.48, representing increases of 44.1% and 41.2%, respectively, before the effect of a $22.8 million ($13.6 million after-tax), or $0.33 per share, one-time charge recorded in fourth quarter 2002. Net income for the quarter increased to $20.1 million, or $0.48 per share, from $0.7 million, or $0.02 per share, in the prior year.

     For the twelve months ended December 31, 2003, revenues increased 20.3% to a record $8.7 billion, driven by a 6.5% increase in same store retail revenues. Income from continuing operations was $85.7 million, up 16.9%, and related earnings per share grew 16.3% to $2.07. Net income was $82.9 million and earnings per share was $2.00. Net income for the twelve months includes the effect of a $3.1 million, or $0.07 per share, charge as a result of the cumulative effect of a change in accounting principle recorded in the first quarter in connection with the adoption of EITF 02-16, “Accounting by a Customer (including a Reseller) for Certain Consideration Received from a Vendor.”

     Chairman Roger Penske commented, “United Auto delivered another record setting quarter, our 19th consecutive quarter of reporting record results. During the past five years our industry leading same-store retail revenues have increased by an average of 7.9%, including a 7.2% increase in our high margin service and parts revenues. This sustained record of same-store sales growth, particularly in our parts and service operations, demonstrates the returns we are experiencing as a result of our continued investment in high quality franchises and world class facilities.”

     The Company also announced a definitive agreement to sell 4,050,000 shares of common stock to Mitsui & Co. Ltd. and Mitsui & Co. (U.S.A) in a private placement for approximately $119.4 million. The selling price of $29.49 per share is based on the average closing price of the Company’s common stock over the 20 trading days preceding February 16, 2004. The transaction, which is subject to shareholder approval and other customary conditions, is expected to close by the end of the first quarter.

     Commenting on the private placement transaction with Mitsui, Penske added, “The additional capital provided by this transaction strengthens our balance sheet by reducing our leverage, and provides funds for future acquisitions and selected capital investments.”

     Penske continued, “Today I am pleased to provide guidance relating to our 2004 operations. Prior to the transaction with Mitsui, we estimate earnings per share in the range of $2.28-$2.38 per share, based on an average 42.0 million shares outstanding. Adjusted to reflect the closing of the private placement, earnings per share are estimated to be in the range of $2.17-$2.27 per share, based on an average 45.0 million shares outstanding. For the first quarter of 2004, we expect earnings per share in the range of $0.43-$0.47 per share.”

     UnitedAuto will host a conference call discussing financial results relating to fourth quarter 2003 on Tuesday, February 17, 2004 at 2P.M. Eastern time. To listen to the conference call, participants must dial (888) 428-4479 (International, please dial (612) 288-0318). The call will also be simultaneously broadcast live over the Internet through the UnitedAuto website at www.unitedauto.com.

     UnitedAuto, which has pursued a strategy based on internal growth from its existing dealerships, as well as from strategic acquisitions, operates 138 franchises in the United States and 83 franchises internationally, primarily in the United Kingdom. UnitedAuto dealerships sell new and used vehicles, and market a complete line of aftermarket automotive products and services. Statements in this press release involve forward-looking statements, including forward-looking statements regarding UnitedAuto’s future sales, earnings growth potential and issuance of common stock. Actual results may vary materially because of risks and uncertainties, including external factors such as interest rate fluctuations, changes in consumer spending and other factors over which management has no control. These forward-looking statements should be evaluated together with additional information about UnitedAuto’s business, markets, conditions and other uncertainties which could affect UnitedAuto’s future performance, which are contained in UnitedAuto’s Form 10-K for the year ended December 31, 2002 and its other filings with the Securities and Exchange Commission, and which are incorporated into this press release by reference. This press release speaks only as of its date and UnitedAuto disclaims any duty to update the information herein. The securities expected to be sold to Mitsui will not be, and have not been, registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

UNITED AUTO GROUP, INC.
Consolidated Statements of Income (Unaudited)
(Amounts In Thousands, Except Per Share Data)

	Fourth Quarter
	2003	2002
New Vehicles	$1,265,731	$1,084,676
Used Vehicles	441,516	370,747
Finance and Insurance	47,932	43,141
Service and Parts	240,218	202,804
Fleet	21,271	17,537
Wholesale	145,551	107,533

Total Revenues	2,162,219	1,826,438
Cost of Sales	1,850,740	1,561,807

Gross Profit	311,479	264,631
SG&A Expenses	246,135	236,696
Depreciation and Amortization	8,620	6,337

Operating Income	56,724	21,598
Floor Plan Interest Expense	(11,916)	(9,424)
Other Interest Expense	(10,632)	(10,618)

Income from Continuing Operations Before Minority Interests and Income Tax Provision	34,176	1,556
Minority Interests	(599)	(580)
Income Tax Provision	(13,500)	(635)

Income from Continuing Operations	20,077	341
Income from Discontinued Operations, Net of Tax	—	311

Net Income	$20,077	$652

Income from Continuing Operations Per Diluted Share	$0.48	$0.01

Diluted EPS	$0.48	$0.02

Diluted Weighted Average Shares Outstanding	42,059	41,037

UNITED AUTO GROUP, INC.
Consolidated Statements of Income (Unaudited)
(Amounts In Thousands, Except Per Share Data)

	Twelve Months
	2003	2002
New Vehicles	$5,052,529	$4,292,108
Used Vehicles	1,847,061	1,432,789
Finance and Insurance	206,903	171,016
Service and Parts	920,454	754,330
Fleet	114,490	108,241
Wholesale	530,048	451,314

Total Revenues	8,671,485	7,209,798
Cost of Sales	7,428,065	6,181,580

Gross Profit	1,243,420	1,028,218
SG&A Expenses	980,011	830,231
Depreciation and Amortization	31,583	21,547

Operating Income	231,826	176,440
Floor Plan Interest Expense	(43,527)	(34,875)
Other Interest Expense	(42,847)	(38,300)

Income from Continuing Operations Before Minority Interests and Income Tax Provision	145,452	103,265
Minority Interests	(2,305)	(1,963)
Income Tax Provision	(57,456)	(41,598)

Income from Continuing Operations	85,691	59,704
Income from Discontinued Operations, Net of Tax	296	2,537

Income Before Cumulative Effect of Accounting Change	85,987	62,241
Cumulative Effect of Accounting Change (a)	(3,058)	—

Net Income	$82,929	$62,241

Income from Continuing Operations Per Diluted Share	$2.07	$1.45

Diluted EPS before Cumulative Effect of Accounting Change	$2.08	$1.51

Cumulative Effect of Accounting Change on Diluted EPS	$(0.07)	$—

Diluted EPS	$2.00	$1.51

Diluted Weighted Average Shares Outstanding	41,434	41,161

(a)	Represents a cumulative accounting change resulting from the adoption of EITF 02-16, “Accounting by a Customer (including a Reseller) for Certain Consideration Received from a Vendor.”

UNITED AUTO GROUP, INC.
Consolidated Condensed Balance Sheets
(Amounts In Thousands)

	12/31/03	12/31/02
Assets	(unaudited)
Cash and Cash Equivalents	$13,845	$10,641
Accounts Receivable, Net	347,802	310,378
Inventories	1,183,868	942,732
Other Current Assets	43,150	27,230

Total Current Assets	1,588,665	1,290,981
Property and Equipment, Net	371,326	306,234
Intangibles	1,087,052	973,342
Assets of Discontinued Operations	—	53,085
Other Assets	90,138	66,672

Total Assets	$3,137,181	$2,690,314

Liabilities and Stockholders’ Equity
Floor Plan Notes Payable	$1,138,476	$882,100
Accounts Payable and Accrued Expenses	350,254	271,036
Current Portion Long-Term Debt	8,574	14,979

Total Current Liabilities	1,497,304	1,168,115
Long-Term Debt (a)	643,343	651,176
Other Long-Term Liabilities	168,122	135,036
Liabilities of Discontinued Operations	—	31,545

Total Liabilities	2,308,769	1,985,872
Stockholders’ Equity	828,412	704,442

Total Liabilities and Stockholders’ Equity	$3,137,181	$2,690,314

(a)	Undrawn capacity under the Company’s credit facilities amounted to approximately $423 million as of December 31, 2003.

UNITED AUTO GROUP, INC.
Selected Data

	Fourth Quarter		Twelve Months
	2003	2002	2003	2002
Units
New Retail Units	40,336	37,698	170,664	153,730
Used Retail Units	20,422	18,638	88,316	73,944

Total Retail Units	60,758	56,336	258,980	227,674

Same-Store Retail Revenue
New Vehicles	$1,137,947	$1,056,132	$3,906,526	$3,687,920
Used Vehicles	375,438	357,130	1,119,519	1,043,480
Finance and Insurance	38,243	36,793	147,774	132,802
Service and Parts	212,735	196,629	664,729	619,375

Total Same Store Retail Revenue	$1,764,366	$1,646,684	$5,838,548	$5,483,577

Same-Store Retail Revenue Growth
New Vehicles	7.7%	(1.2)%	5.9%	5.0%
Used Vehicles	5.1%	(4.6)%	7.3%	(0.6)%
Finance and Insurance	3.9%	9.3%	11.3%	10.4%
Service and Parts	8.2%	7.5%	7.3%	5.9%
Revenue Mix
New Vehicles	58.6%	59.4%	58.3%	59.5%
Used Vehicles	20.4%	20.3%	21.3%	19.9%
Finance and Insurance	2.2%	2.4%	2.4%	2.4%
Service and Parts	11.1%	11.1%	10.6%	10.5%
Fleet	1.0%	1.0%	1.3%	1.5%
Wholesale	6.7%	5.8%	6.1%	6.2%
Retail Gross Margin — by Product
New Vehicles	8.5%	8.6%	8.4%	8.5%
Used Vehicles	8.5%	9.5%	9.1%	9.9%
Finance and Insurance	100.0%	100.0%	100.0%	100.0%
Service and Parts	49.3%	47.7%	48.3%	47.1%
Gross Profit per Transaction
New Vehicles	$2,673	$2,466	$2,474	$2,366
Used Vehicles	1,829	1,889	1,902	1,913
Finance and Insurance	789	766	799	751

UNITED AUTO GROUP, INC.
Selected Data (Continued)

	Fourth Quarter		Twelve Months
	2003	2002	2003	2002
Brand Mix:
Toyota/Lexus	22%	22%	22%	24%
BMW	14%	12%	13%	11%
Mercedes	11%	10%	10%	9%
Honda/Acura	10%	12%	11%	12%
General Motors	10%	13%	11%	13%
Ford Premier Group	8%	6%	8%	6%
Chrysler	7%	8%	7%	9%
Nissan/Infiniti	4%	4%	4%	5%
Ford	4%	4%	4%	5%
Other	10%	9%	10%	6%
Debt to Total Capital Ratio	44%	49%	44%	49%
Adjusted EBITDA (a)	$53,428	$18,511	$219,882	$163,112
Rent Expense	22,210	18,622	84,342	63,924

(a)	Adjusted EBITDA is defined as income from continuing operations before minority interests, income tax provision, other interest expense, depreciation and amortization. While Adjusted EBITDA should not be construed as a substitute for income from continuing operations or as a better measure of liquidity than cash flows from operating activities, each of which is determined in accordance with U.S. GAAP, it is included in this press release to provide additional information regarding the amount of cash our business is generating. This measure may not be comparable to similarly titled measures reported by other companies. Following is a reconciliation of income from continuing operations before minority interests and income tax provision and Adjusted EBITDA:

	Fourth Quarter		Twelve Months
	2003	2002	2003	2002
Income from continuing operations before minority interests and income tax provision	$34.2	$1.6	$145.5	$103.3
Other interest expense	10.6	10.6	42.8	38.3
Depreciation and amortization	8.6	6.3	31.6	21.5

Adjusted EBITDA	$53.4	$18.5	$219.9	$163.1